Exhibit 7

Consolidated Report of Condition of

Union Bank, National Association

of San Francisco in the State of California, at the close of business December 31, 2009, published in response to call made by the Comptroller of the Currency, under Title 12, United States Code, Section 161. Charter 21541

BALANCE SHEET
Dollar Amounts
In Thousands
ASSETS

Cash and balances due from depository institutions:
Non-interest-bearing balances and currency and coin	$1,568,573
Interest-bearing balances	2,872,698
Securities:
Held-to-maturity securities	0
Available-for-sale securities	8,183,431
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices`	23,000
Securities purchased under agreements to resell	40,069
Loans and lease financing receivables:
Loans and leases held for sale	22,381
Loans and leases, net of unearned income	49,139,282
LESS: Allowance for loan and lease losses	724,654
Loans and leases, net of unearned income and allowance	48,414,628
Trading assets	1,268,629
Premises and fixed assets	680,004
Other real estate owned	20,214
Investments in unconsolidated subsidiaries and associated companies	0
Intangible assets:
Goodwill	2,369,326
Other intangible assets	713,893
Other assets	3,559,759
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Total assets	69,736,605
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Exhibit 7

LIABILITIES

Deposits:
In domestic offices	44,059,954
Noninterest-bearing	13,568,866
Interest-bearing	30,491,088
In foreign offices, Edge and Agreement subsidiaries, and IBFs	3,331,346
Noninterest-bearing	0
Interest-bearing	3,331,346
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	112,684
Securities sold under agreements to repurchase	60,074
Trading liabilities	1,087,311
Other borrowed money	11,222,597
Subordinated notes and debentures	810,558
Subordinated notes payable to unconsolidated trusts issuing trust preferred securities, and trust preferred securities issued by consolidated special purpose entities
Other liabilities	1,664,375
Total liabilities	62,348,899
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Minority interest in consolidated subsidiaries	0

EQUITY CAPITAL

Perpetual preferred stock and related surplus	0
Common stock	604,577
Surplus	4,795,417
Retained earnings	2,799,463
Accumulated other comprehensive income	-811,751
Other equity capital components	0
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Total equity capital	7,387,706
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Total liabilities, minority interest, and equity capital	69,736,605
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